EXHIBIT 12

                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

                                                Six Months Ended
                                                         June 30                                       Year Ended December 31
                                           ---------------------    ---------------------------------------------------------
                                                2001        2000         2000        1999        1998        1997        1996
---------------------------------------    ---------   ---------    ---------   ---------   ---------   ---------   ---------
Income from continuing
    operations(a)                          $   1,095   $     921    $   1,785   $     699   $     400   $     245   $     486
                                           ---------   ---------    ---------   ---------   ---------   ---------   ---------
Add:
    Provision for taxes on
      income (other than foreign
      and gas taxes)                             359         482          871         306         204          47          99
    Interest and debt expense(b)                 232         258          540         515         576         446         492
    Portion of lease rentals
      representative of the interest
      factor                                      15           3            6          31          36          39          38
                                           ---------   ---------    ---------   ---------   ---------   ---------   ---------
                                                 606         743        1,417         852         816         532         629
                                           ---------   ---------    ---------   ---------   ---------   ---------   ---------

Earnings before fixed charges              $   1,701   $   1,664    $   3,202   $   1,551   $   1,216   $     777   $   1,115
                                           =========   =========    =========   =========   =========   =========   =========
Fixed charges
    Interest and debt expense
      including capitalized
      interest(b)                          $     235   $     258    $     543   $     522   $     594   $     462   $     499
    Portion of lease rentals
      representative of the interest
      factor                                      15           3            6          31          36          39          38
                                           ---------   ---------    ---------   ---------   ---------   ---------   ---------

    Total fixed charges                    $     250   $     261    $     549   $     553   $     630   $     501   $     537
                                           =========   =========    =========   =========   =========   =========   =========

Ratio of earnings to fixed charges              6.80        6.38         5.83        2.80        1.93        1.55        2.08
---------------------------------------    =========   =========    =========   =========   =========   =========   =========

(a) Includes (1) minority interest in net income of majority-owned subsidiaries and partnerships having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.